Exhibit 5.1
KUTAK ROCK LLP
Suite 1000
1101 Connecticut Avenue, N.W.
Washington, D.C. 20036
202-828-2400
Facsimile: 202-828-2488
www.kutakrock.com
June 23, 2009
UDR, Inc.
1745 Shea Center Drive, Suite 200
Highlands Ranch, CO 80129
          Re:       Registration Statement on Form S-8
Ladies and Gentlemen:
     This opinion is being furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of an additional 12,000,000 shares of common stock, $0.01 par value per share (the “Shares”), of UDR, Inc. (the “Company”), which will be issuable from time to time pursuant to the terms of the Company’s 1999 Long-Term Incentive Plan (as amended and restated May 13, 2009) (the “Plan”). The Shares represent an increase in the number of shares of the Company’s common stock available for issuance under the Plan as a result of the approval of the amendment and restatement of the Company’s 1999 Long-Term Incentive Plan by the Company’s stockholders at the Company’s Annual Meeting of Stockholders held on May 13, 2009.
          In connection with this opinion, we have reviewed the Plan, certain of the Company’s corporate records, documents and instruments relating to the approval and adoption of the Plan and the authorization of the issuance of the Shares thereunder, and such other legal matters as we have deemed necessary for purposes of rendering the opinion set forth herein.
     In connection with this opinion, we have relied on the Company’s records and have assumed the accuracy and completeness thereof. We have also assumed the genuineness of the signatures and the authenticity of all documents submitted to us as originals and the conformity with originals of all items submitted to us as copies. We also have relied upon a certificate of an officer of the Company as to certain factual matters. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.
     Based upon and subject to the foregoing, we are of the opinion that, when issued and sold in accordance with the terms of the Plan and pursuant to the agreements that accompany each issuance under the Plan, the Shares will be validly issued, fully paid and nonassessable.
     We express no opinion as to the matters governed by the laws of any jurisdiction other than the laws of the State of Maryland, as in effect on the date hereof.
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.
Very truly yours,
/s/ Kutak Rock LLP
Kutak Rock LLP